UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2016

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

PHH Corporation (the “Company”) was informed by HSBC Bank USA (“HSBC”) on August 19, 2016 that on such date, HSBC entered into an agreement to sell the mortgage servicing rights with respect to approximately 139,000 mortgage loans currently subserviced on behalf of HSBC by PHH Mortgage Corporation, a wholly-owned subsidiary of the Company.  The Company was also advised that the purchaser of the mortgage servicing rights does not intend to retain PHH Mortgage Corporation as subservicer.  While the sale and transfer is subject to investor and other approvals, the Company expects the servicing responsibilities with respect to the subject mortgage loans to be transferred to the purchaser or its designee in the fourth quarter of 2016.  As of June 30, 2016, the units expected to transfer accounted for approximately 29% of the Company’s total subservicing portfolio units. The Company estimates that this represents a reduction in pre-tax earnings of approximately $10 million on an annualized basis, exclusive of any offsetting management actions.

The above-described sale of mortgage servicing rights does not impact HSBC’s origination activity with the Company or the portion of the HSBC subservicing portfolio not subject to the sale.

As a result of Merrill Lynch’s previously disclosed intent to insource its subservicing portfolio and HSBC’s pending sale of mortgage servicing rights described above, by December 31, 2016 the Company expects total subservicing units to decline by approximately 229,000, or approximately 47% of total subservicing units as of June 30, 2016.  The Company is taking actions intended to realign direct operating costs to match client-driven reductions in subservicing and production volume, including actions to re-engineer facilities and overhead costs.

The information disclosed under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ William F. Brown
Name:	William F. Brown
Title:	Senior Vice President, General
Counsel and Secretary

Dated: August 25, 2016